As filed with the Securities and Exchange Commission on September 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Renalytix AI plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Avon House

19 Stanwell Road

Penarth

Cardiff CF64 2EZ

United Kingdom

(Address of principal executive offices) (Zip code)

Renalytix AI plc Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan

Renalytix AI plc 2020 Employee Share Purchase Plan

Renalytix AI plc 2020 Equity Incentive Plan

(Full titles of the plan)

Renalytix AI, Inc.

1460 Broadway

New York, NY 10036

+1 646 397 2910

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark Recht Alison Haggerty Katie Kazem Cooley LLP 55 Hudson Yards New York, NY 10001 +1 617 937 2300	Claire A. Keast-Butler David Boles Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 (0) 20 7583 4055

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.0025 per share
- 2020 Employee Share Purchase Plan	850,000 (3)	$14.35 (6)	$12,197,500	$1,583.24
- 2020 Equity Incentive Plan	8,500,000 (4)	$14.35 (7)	$121,975,000	$15,832.36
- Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan	3,028,858 (5)	$2.16 (8)	$6,531,702	$847.82

(1)

These ordinary shares, nominal value £0.0025 per share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of Renalytix AI plc (the “Registrant”). Each ADS represents two Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-239729).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Registrant’s Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan (the “Share Option Plan”), the Registrant’s 2020 Employee Share Purchase Plan (the “2020 ESPP”), and the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Represents Ordinary Shares reserved for issuance under the 2020 ESPP Plan. The number of Ordinary Shares reserved for issuance under the 2020 ESPP will automatically increase on January 1st of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2030, by an amount equal to the lesser of (i) 1% of the total number of the Registrant’s Ordinary Shares outstanding on December 31st of the preceding calendar year and (ii) two million Ordinary Shares, or such fewer number of Ordinary Shares determined by the Registrant’s board of directors.

(4)

Represents Ordinary Shares reserved for future issuance pursuant to stock options, restricted shares and other awards under the 2020 Plan. The number of Ordinary Shares reserved for issuance under the 2020 Plan will automatically increase on January 1st of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2030, by an amount equal to the 5% of the total number of the Registrant’s Ordinary Shares outstanding on December 31st of the preceding calendar year, or such fewer number of Ordinary Shares determined by the Registrant’s board of directors.

(5)

Represents Ordinary Shares issuable upon exercise of stock options outstanding under the Share Option Plan as of the date of this Registration Statement. Any stock options outstanding under the Share Option Plan that lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised will become available for issuance as Ordinary Shares under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ADSs on the Nasdaq Global Market on Tuesday, September 8, 2020.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ADSs on the Nasdaq Global Market on Tuesday, September 8, 2020.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $2.16 per Ordinary Share, which is the weighted average exercise price of £1.63 for outstanding options granted pursuant to the Share Option Plan converted from pounds sterling into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3230 on September 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Renalytix AI plc (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 17, 2020, relating to the Registration Statement on Form F-1 originally filed on June 24, 2020, as amended (File No. 333-239414), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on July 13, 2020 (File No. 001-39387) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the Registrant’s Articles of Association:

Current and former members of the Registrant’s board of directors or officers shall be reimbursed for:

(i) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the Registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company (collectively, the “Statutes”) arising in relation to the Registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the Registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the Registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the Registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the Registrant’s board of directors and its officers who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

In addition, the Registrant has entered or intends to enter into a deed of indemnity with each of its directors and officers. In addition to such indemnification, the Registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Articles of Association of Renalytix AI plc	F-1	333-239414	3.1	June 24, 2020

4.2	Deposit Agreement.	F-1/A	333-239414	4.1	July 13, 2020

4.3	Form of American Depositary Receipt (included in Exhibit 4.2)	F-1/A	333-239414	4.1	June 13, 2020

5.1*	Opinion of Cooley (UK) LLP

23.1*	Consent of Deloitte & Touche LLP

23.3*	Consent of Cooley (UK) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Renalytix AI plc Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan	F-1	333-239414	10.1	June 24, 2020

99.2	2020 Equity Incentive Plan with Non-Employee Sub-Plan and forms of grant notices and agreements thereunder.	F-1	333-239414	10.6	June 24, 2020

99.3	2020 Employee Share Purchase Plan.	F-1	333-239414	10.7	June 24, 2020

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Renalytix AI plc certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in New York City, New York, on September 11, 2020.

RENALYTIX AI PLC

By:	/s/ James McCullough
James McCullough
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James McCullough and O. James Sterling to act as his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him/her and in his/her name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as s/he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James McCullough	Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2020
James McCullough

/s/ O. James Sterling	Chief Financial Officer (Principal Financial and Accounting Officer)	September 11, 2020
O. James Sterling

/s/ Julian Baines	Chairman of the Board of Directors	September 11, 2020
Julian Baines

/s/ Richard Evans	Non-Executive Director	September 11, 2020
Richard Evans

/s/ Fergus Fleming	Chief Technical Officer and Director	September 11, 2020
Fergus Fleming

/s/ Erik Lium	Non-Executive Director	September 11, 2020
Erik Lium, Ph.D.

/s/ Christopher Mills	Non-Executive Director	September 11, 2020
Christopher Mills

/s/ Barbara Murphy	Non-Executive Director	September 11, 2020
Barbara Murphy, M.D.

/s/ Chirag R. Parikh	Non-Executive Director	September 11, 2020
Chirag R. Parikh, Ph.D., M.D.

Authorized U.S. Representative of the Registrant

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Renalytix AI plc, has signed this registration statement on September 11, 2020.

Renalytix AI, Inc.

By:	/s/ O. James Sterling
Name:	O. James Sterling
Title:	Authorized Signatory